                                                                    EXHIBIT 12.3
                                   PACCAR Inc

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     PURSUANT TO SEC REPORTING REQUIREMENTS
                             (Thousands of Dollars)



                                                                     Three Months Ended
                                                                            March 31
                                                                  1994                    1993
                                                                 ------------------------------
FIXED CHARGES
  Interest expense
     PACCAR Inc and subsidiaries (1)                            $17,999                 $16,042
  Portion of rentals deemed interest                              1,374                   1,500
                                                                -------                 -------
                 TOTAL FIXED CHARGES                            $19,373                 $17,542
                                                                =======                 =======
EARNINGS
  Income before taxes -
     PACCAR Inc and subsidiaries                                $69,076                 $41,096
  Fixed charges                                                  19,373                  17,542
                                                                -------                 -------
                 EARNINGS AS DEFINED                            $88,449                 $58,638
                                                                =======                 =======

RATIO OF EARNINGS TO FIXED CHARGES                                 4.57X                   3.34X


(1) Exclusive of interest, if any, paid to PACCAR Inc.





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